Exhibit 99.1

MBIA Has Reinitiated Its Share Repurchase Program

    ARMONK, N.Y.--(BUSINESS WIRE)--Feb. 27, 2003--MBIA Inc. (NYSE:
MBI) announced today that the company has reinitiated its share repurchase program in light of current market conditions and the trading levels of MBIA shares.
    The company had previously halted its share repurchases in November upon becoming aware of significant short selling activity in its stock.
    The company has approximately 3.4 million shares remaining in the
11.25 million share buyback program. Subject to changes in business and market conditions, the company will likely repurchase the remaining shares under the original Board authorization by the end of 2003.
    MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at http://www.mbia.com.

    CONTACT: MBIA
             Michael Ballinger, 914/765-3893

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